Exhibit 23

Accountants’ Acknowledgment

(BDO USA Audit Manual paragraph 51A3.16)

B D O   L E T T E R H E A D

OSSEN INNOVATION CO., LTD.

New York, New York

We hereby agree to the inclusion in this offering circular of our report dated December 31, 2015 and 2016 on our audit of the consolidated financial statements of OSSEN INNOVATION CO., LTD.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

New York, New York

August 1, 2017